                                                                  EXHIBIT (a)(9)


JONATHAN C. DICKEY, SBN 088226
TIMOTHY K. ROAKE, SBN 099539
PAUL J. COLLINS, SBN 187709
SHOSHANAH V. ASNIS, SBN 201006
GIBSON, DUNN & CRUTCHER LLP
1530 Page Mill Road
Palo Alto, California 94304
Telephone: (650) 849-5300
Facsimile:  (650) 849-5333

WAYNE W. SMITH, SBN 054593
ELIZABETH A. BREM, SBN 185320
GIBSON, DUNN & CRUTCHER LLP
Jamboree Center
4 Park Plaza
Irvine, California 92614
Telephone: (949) 451-3800
Facsimile:  (949) 451-4220

Attorneys for Plaintiff
PEOPLESOFT, INC.


                   SUPERIOR COURT OF THE STATE OF CALIFORNIA

                           FOR THE COUNTY OF ALAMEDA


PEOPLESOFT, INC., a Delaware corporation,      CASE NO.

                Plaintiff,

     v.                                        COMPLAINT FOR:

ORACLE CORPORATION, a Delaware                 VIOLATIONS OF CAL. BUS. & PROF.
corporation, PEPPER ACQUISITION CORP., a       CODE SECTIONS 17200 & 17500;
Delaware corporation, and DOES 1-100,
inclusive,                                     INTENTIONAL INTERFERENCE WITH
                                               CONTRACTUAL RELATIONS;

                Defendants.                    INTENTIONAL INTERFERENCE WITH
                                               PROSPECTIVE ECONOMIC ADVANTAGE;

                                               NEGLIGENT INTERFERENCE WITH
                                               PROSPECTIVE ECONOMIC ADVANTAGE;
                                               AND

                                               TRADE LIBEL

                                               JURY TRIAL REQUESTED


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

      Plaintiff PeopleSoft, Inc. (hereafter "PeopleSoft"), for its complaint against Defendants Oracle Corporation and Pepper Acquisition Corp. (together, "Oracle"), and Does 1 through 100, alleges as follows:

                                 I. INTRODUCTION

      1. This Action seeks to remedy the substantial and ongoing harm to PeopleSoft, its customers, and its thousands of employees, from a concerted scheme by Oracle and its agents to: (i) interfere with PeopleSoft's plan to merge with J.D. Edwards & Co. ("J.D. Edwards"); (ii) undermine PeopleSoft's viability by creating uncertainty and doubt in the minds of PeopleSoft's customers and prospective customers; and (iii) undercut PeopleSoft's business operations by disparaging PeopleSoft's products, services and future prospects, all under the guise of a disingenuous tender offer. Oracle's tender offer to purchase PeopleSoft common stock is designed to conceal Oracle's true intent - to drive-down demand for PeopleSoft's award-winning and leading edge software applications business while artificially enhancing Oracle's troubled applications business which, in the words of one industry analyst, has just suffered "through a year of strained customer relationships due to buggy releases." Oracle has deliberately embarked on its unlawful campaign to injure PeopleSoft, and to cripple its ability to compete. Unless enjoined, Oracle's unfair trade practices will cause irreparable harm to PeopleSoft, to 8,000 PeopleSoft employees, and to thousands of its innocent customers worldwide, for which PeopleSoft will have no adequate remedy at law.

A.    BACKGROUND

      2. On June 2, 2003, PeopleSoft announced that it had reached a definitive agreement to merge with J.D. Edwards in a $1.7 billion stock-for-stock transaction likely to close in the late third or early fourth quarter of 2003. The combination of PeopleSoft and J.D. Edwards would result in the world's second largest enterprise applications software company, displacing Defendant Oracle from that position.

      3. On Friday, June 6, 2003, only four days after the merger announcement, Oracle announced that it planned to commence a tender offer the following Monday, for all of the outstanding shares of PeopleSoft in a cash offer of $16 per share (the "Tender Offer"). Oracle's CEO


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.
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described this move as a "war game in a box" that had been "pre-scripted" in case PeopleSoft agreed to merge with J.D. Edwards.

      4. That $16 cash price was a mere 5.9% above the previous day's closing market price of $15.11 per share and approximately $0.50 per share lower than PeopleSoft's 30-day high. Oracle announced that the Tender Offer should close in July 2003, before any PeopleSoft shareholder vote on the J.D. Edwards transaction. On June 9, 2003, Oracle commenced the Tender Offer.

B.    MARKET AND INDUSTRY REACTION

      5. Market reaction to the announcement of the Tender Offer was swift and decisive. The market considered the price offered by Oracle for PeopleSoft shares to be significantly lower than their true value - an attempt to "lowball" PeopleSoft's shareholders. In the hours following Oracle's announcement, the market price of PeopleSoft's shares increased in value by over 23%, finally closing on June 6, 2003, at $17.82, an increase of almost 18% over the previous day's close and $1.82 (11.4%) higher than Oracle's $16 per share offer.

      6. Industry commentators and analysts also immediately reacted negatively to Oracle's announced offer. Most analysts view the Tender Offer as a thinly veiled effort to squelch competition posed by the combined PeopleSoft-J.D. Edwards entity by injecting uncertainty and delay into, and ultimately derailing, the planned PeopleSoft-J.D. Edwards merger. Despite Oracle's protestations to the contrary, analysts seriously question whether Oracle intends to consummate the Tender Offer, and believe that Oracle simply wishes to scuttle the J.D. Edwards deal, poach PeopleSoft's existing and prospective customers, and weaken PeopleSoft.

      7. Moreover, commentators and analysts agree that Oracle's stated intention to eliminate PeopleSoft's products on completion of the Tender Offer is designed to, and likely will have, a chilling effect on PeopleSoft's existing and potential customers, perhaps causing them either to abandon PeopleSoft altogether or delay new sales and product upgrades until the fate of the company is clarified. Some are even encouraging customers to postpone buying decisions.

      8. While the offer was ostensibly directed to shareholders who could surrender their shares for cash, Oracle directed most of its statements not to PeopleSoft shareholders but to PeopleSoft's current and prospective customers. By its own admission, Oracle does not intend to


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.
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continue PeopleSoft's business in any way. In fact, Oracle disclosed that if it succeeds with its Tender Offer, it intends to eliminate all of PeopleSoft's enterprise software applications, essentially shutting down the Pleasanton-based company, firing untold numbers of PeopleSoft's 8,000 employees, and forcing PeopleSoft's customers to switch to Oracle's own applications software, and in many cases switch to Oracle's database platform as well.

      9. Since the commencement of the Tender Offer, Wall Street has continued to show disdain for the offer, by bidding the price of PeopleSoft shares well above that offered by Oracle. The press has been filled with reports of large shareholders and analysts who insist the $16 offer directed to PeopleSoft's shareholders cannot be serious - but note that the unfair and unlawful actions taken by Oracle directed at PeopleSoft's customers are quite disturbing. Shareholders and analysts have also properly noted that Oracle's hostile Tender Offer will also be the subject of a rigorous government review of the antitrust implications of Oracle's attempt to eliminate a prominent competitor.

C.    THE IMPACT ON PEOPLESOFT, ITS CUSTOMERS AND ITS PROSPECTS

      10. As part of its scheme to poach PeopleSoft's customers and harm PeopleSoft's business, Oracle announced concurrently with its Tender Offer that it intends to shut PeopleSoft down, cease to offer PeopleSoft products, and cease to develop or support future product enhancements for those products. Immediately after its Tender Offer announcement on June 6, 2003 - and in some cases even before the Tender Offer was publicly announced - Oracle began communicating with PeopleSoft customers about the Tender Offer, in a transparent attempt to harm PeopleSoft and disrupt its business. The thrust of Oracle's messaging: it is too dangerous to commit to any PeopleSoft deal now, because if Oracle succeeds, PeopleSoft and its products and services will disappear, to be replaced with Oracle's applications, which conveniently enough only run on Oracle's database and applications server. That effort is paying off, as a number of PeopleSoft's customers worldwide already have indicated that transactions with PeopleSoft may be put on hold. Some existing customers have expressed a desire to back out of executed agreements.

      11. PeopleSoft's second quarter closes on June 30, 2003. Oracle's scheme is to delay or impede PeopleSoft's signing of a number of new customer contracts, which may lead to lower-than-expected license revenues. Such lower-than-


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.
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expected revenues also may lead to a decline in the market price of PeopleSoft's stock - a result that Oracle clearly intends by its illegal conduct. Dow Jones Business News reports that Oracle Executive Vice President Charles Phillips "defended the $16 a share price tag, saying PeopleSoft shares could drift lower in coming weeks." CBS Market Watch reported an analyst's prediction that "as PeopleSoft approaches the end of its second quarter, . . . the company will have trouble meeting sales targets as confusion about the Oracle and J.D. Edwards bids scares away would-be customers. As a result, the company's stock will suffer, and Oracle's current offer might look a lot more appealing."

      12. Not content with its false and misleading press release and other statements on June 6, Oracle has bombarded the market and PeopleSoft's customer base with dissembling and misleading statements concerning its alleged plans to better "support" PeopleSoft customers - although those knowledgeable about Oracle and PeopleSoft products know that an Oracle acquisition of PeopleSoft will impose on existing PeopleSoft customers significant new migration and re-implementation costs, numerous Oracle "patches" to fix various problems with Oracle software that they will be required to migrate to, resource demands, and software modification expenses. For a substantial number of PeopleSoft customers, it will be impossible for them to convert to Oracle's eBusiness product suite unless they expend millions of dollars to buy an Oracle database solution, and suffer the accompanying disruption to their businesses. All will have to accept the less customized solutions offered by Oracle. None of these customers will be able to take advantage of planned upgrades and enhancements from PeopleSoft, since Oracle has said it will discontinue those future product plans. As one worried customer told Dow Jones Business News, switching to Oracle will be "almost like starting over." The Higher Education User Group issued a press release advising that

      "[Oracle's] threat to terminate development of our higher education applications is appalling. The offer to help us migrate our applications onto a different suite is unacceptable in terms of impact to our students, to our faculty, and to our staff," stated Ola Faucher, HUEG President. "A migration to an ERP suite we purposely did not choose in the first place would force our institutions to expend vast amounts of money, precious staff time and talent, and place our core business processes at risk."

      13. In short, Oracle's unfair and unlawful trade practices described herein will directly harm PeopleSoft and its customers, employees and shareholders, and may adversely affect


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.
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PeopleSoft's current and future business. These unfair practices also take aim at the recently announced J.D. Edwards transaction, which otherwise represents vigorous competition to Oracle in the applications software space.

                                   II. PARTIES

      14. PeopleSoft is a Delaware corporation, incorporated in 1987. Approximately 3,500 of its 8,000 employees work out of its principal place of business in Pleasanton, California. PeopleSoft is a leading developer and provider of software technologies and products that manage personnel, customer, and supplier relationships and business operations. PeopleSoft is and was at all times relevant herein qualified to do business in California.

      15. Plaintiff is informed and believes and on that basis alleges that Defendant Oracle is a Delaware corporation with its principal place of business in Redwood City, California.

      16. Plaintiff is informed and believes and on that basis alleges that Defendant Pepper Acquisition Corp. is a Delaware corporation formed by Defendant Oracle solely to receive shares in the Tender Offer, with its principal place of business in Redwood City, California.

      17. Plaintiff currently is unaware of the true names and capacities of Does 1 through 100, inclusive, whether individual, partnership, corporation, unincorporated association, or otherwise, and therefore sues these defendants by such fictitious names. Plaintiff will amend this Complaint to allege their true names and capacities when ascertained.

      18. Plaintiff is informed and believes and on that basis alleges that at all material times, each of the Defendants, including Does 1 through 100, was the agent, servant, employee, partner, joint venturer, representative, subsidiary, parent, affiliate, alter ego, or co-conspirator of the others, that in doing the things hereafter alleged, each was acting within the scope of such agency, service, employment, partnership, joint venture, representation, affiliation, or conspiracy, and that each is legally responsible for the acts and omissions of the others.

                          III. JURISDICTION AND VENUE

      19. Plaintiff resides in the County of Alameda. All Defendants have the necessary minimum contacts with this forum for the Court to exercise personal jurisdiction. In addition,


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.
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liability arose in Alameda County, and related shareholder litigation against
Plaintiff is pending in this Court.

      20. The amount in controversy exceeds the minimum for unlimited civil jurisdiction of this Court.

                             IV. FACTUAL ALLEGATIONS

      21. The purpose and effect of Oracle's hostile bid for PeopleSoft, and the unfair trade practices Oracle has subsequently employed, is utterly transparent: through a lowball offer that it knows PeopleSoft's shareholders are unlikely to accept - or even have the opportunity to accept due to the extraordinary barriers of the offer - Oracle seeks to derail PeopleSoft's recently announced deal with J.D. Edwards. Moreover, by announcing that Oracle intends to retire PeopleSoft's acclaimed software applications, Oracle hopes to harm PeopleSoft as a competitor in the applications software space, adversely affect PeopleSoft's second quarter sales, poach PeopleSoft's prospective customers, and otherwise interfere with PeopleSoft's customer relationships through a concerted campaign of fear, uncertainty and doubt.

      22. Oracle's scheme is so transparent that shortly after it was announced, its seriousness was widely questioned by industry observers. As Mark Veverka said in a Barron's Online article dated June 9, 2003, analysts and investment bankers "seem to agree that [Oracle CEO Larry] Ellison is not terribly serious about buying PeopleSoft," but "by making a run at the company through an offer that was market value in cash, Ellison at the very least can create confusion, uncertainty and chaos among the customers and employees of both PeopleSoft and J.D. Edwards." Says Jeff Matthews, general partner at Ram Partners, a Greenwich, Connecticut-based hedge fund, "it sounds like they want to shut down PeopleSoft almost entirely. This isn't a takeover; it's a hostage-taking." Those views are perhaps guided by Mr. Ellison's prior forays into hostile takeovers of Apple Computer (where he launched and quickly withdrew what he called a "trial balloon"), and Gupta Corporation (where he moved to acquire the company ostensibly to improve Oracle's low-end product line, and then later abandoned the unsolicited bid while still making a profit).

      23. Oracle knows - but has studiously failed to disclose to the public - that there are potentially insurmountable barriers to consummating the Tender Offer. Indeed, hidden in the


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

documents describing the Tender Offer is the fact that Oracle is under no obligation to purchase a single tendered PeopleSoft share should it determine that (i) the disruption to PeopleSoft's sales and business - disruption that Oracle itself is causing by launching the Tender Offer and engaging in the unfair trade practices directed at PeopleSoft and its customers - is a "materially adverse" development, or (ii) "the value of the [PeopleSoft] shares to us" has materially lessened. These facts reveal the Tender Offer to be completely illusory, and further expose the motivation behind its timing. By launching its offer now, near the close of PeopleSoft's second fiscal quarter, Oracle has designed it to cause maximum harm to PeopleSoft: harm PeopleSoft's financial results for the quarter, possibly causing PeopleSoft's stock price to decrease. Should that happen, Oracle can claim a "materially adverse" development that lessens the "value to us" of PeopleSoft's shares, and then just walk away from the Tender Offer without having purchased a single share.

      24. Lastly, Oracle faces a formidable barrier in its attempt to eliminate competition through its hostile tender offer: the antitrust laws. Oracle's plans will undergo a rigorous analysis by skeptical government regulators and attorneys, and the outcome of its mandatory antitrust review is in serious doubt.

A.    ORACLE'S FALSE, MISLEADING AND DECEPTIVE STATEMENTS AND OMISSIONS.

      25. Oracle's false, misleading and deceptive statements and omissions have included: (i) mischaracterizing or omitting vital information about PeopleSoft's products; (ii) mischaracterizing or omitting vital information about Oracle's ability to provide support to PeopleSoft's customers; (iii) mischaracterizing or omitting vital information about the cost to PeopleSoft customers of its plan to "migrate" them to Oracle; and (iv) failing to disclose that government regulators are unlikely to allow Oracle to acquire PeopleSoft. The following Oracle statements are representative of the false, misleading, and deceptive statements Oracle has made just in the last week:

                  a. In its conference call of June 6, 2003, called ostensibly to announce its offer to purchase stock from shareholders, Oracle directed its focus to PeopleSoft's customers. Thus, Oracle claimed "[PeopleSoft customers] will also be offered a no extra license charge [sic], a product migration to the equivalent Oracle product." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.
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            critical information which Oracle knows is vital to PeopleSoft customers. The license charge is only one part of the total cost of ownership. PeopleSoft's customers will have to incur consulting, integration, and conversion costs, over and above any waived license fee, and those costs will be substantial. A substantial portion of PeopleSoft's current customers who do not run their PeopleSoft products on the Oracle database would have to purchase and switch to an entirely new database, potentially costing them millions of dollars in out-of-pocket costs, along with the attendant business disruption costs that would result from such a massive undertaking.

                  b. Oracle also claimed during that call: "Though we will not be actively selling PeopleSoft products to new customers, we will provide enhanced support for all PeopleSoft products. . . . For
            PeopleSoft customers, we'll provide enhanced support and make it easy for them to upgrade to a broader and fully integrated E-business suite . . . One of the things we're going to do immediately is improve the quality of support." In addition, in an amendment to Oracle's Tender Offer Statement filed with the SEC on June 10 (the "June 10 Amendment"), Oracle stated that "Customer support will improve." These statements are false, misleading, and likely to deceive PeopleSoft customers, and they omit critical information which Oracle knows is vital to PeopleSoft customers. Oracle has no basis for its claim that it will provide enhanced support - especially if Oracle fires the bulk of PeopleSoft's employees, as its CEO has predicted, or those employees simply refuse employment with Oracle. Moreover, Oracle has omitted critical information about which PeopleSoft customers will be entitled to upgrade rights, and which will be stranded with a product Oracle will eliminate; Oracle has not disclosed whether, for example, new PeopleSoft customers who sign contracts after the Tender Offer commenced will be entitled to upgrade rights, or whether these new customers will become an "orphan" class of PeopleSoft customers. Further, Oracle's support for its own products leaves much to be desired, and Oracle will be hard pressed to show how it can "enhance or "improve" PeopleSoft's best of breed support of its own products.


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

                  c. Oracle also stated on the June 6 call: "PeopleSoft customers will benefit from having access to a migration path that will be optimized for moving to a broader and more fully integrated E-business suite" and "PeopleSoft's development team will also build the upgrade migration scripts from PeopleSoft products to the Oracle E-Business Suite." These statements are false, misleading, and likely to deceive PeopleSoft customers, and omit facts which render them deceptive and misleading. For one thing, Oracle applications only run on Oracle's database and application server. Moreover, as with all hostile takeovers, there is no guarantee that Oracle will have a "PeopleSoft development team" to create such a "migration path."

                  d. Oracle also represented on the June 6 call: "most PeopleSoft customers are running on the Oracle database, so immediately we can provide one-stop support supporting both their applications and their install [sic] base." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. A substantial portion of PeopleSoft's current customers who do not run their PeopleSoft products on the Oracle database will have to purchase and switch to an entirely new database, potentially costing them millions of dollars. All will suffer disruption to their business because of a conversion to new, often mission-critical systems. In addition, the statement omits to disclose that even customers who run their PeopleSoft products on the Oracle database have customized the software extensively, and such customization may be difficult for Oracle to support even if the customer is on an Oracle database.

                  e. On the June 6 call, Oracle promised to make the migration from PeopleSoft 7 to Oracle's E-business suite "easy" and "graceful." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. A substantial portion of PeopleSoft's current customers do not run their PeopleSoft products on the Oracle database and will have to purchase and switch to an entirely new database, potentially costing them millions of dollars and disrupting legions of other software


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.
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            programs and solutions running on their existing database. The claim also relies on the unwarranted assumption Oracle will be able to hire the "top" PeopleSoft developers necessary for such a migration.

                  f. On the June 6 call, Oracle made the following present tense statement "We're also taking some of the top PeopleSoft developers . . . " This is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. Oracle has taken none of PeopleSoft's developers pursuant to its Tender Offer, let alone any of its "top" developers.

                  g. Oracle stated in the June 10 Amendment: "Many members of the PeopleSoft product development team will join the Oracle development organization to ensure that subsequent versions of the Oracle E-Business Suite will have the best features from both product families and benefit from the contributions of those developers to enhance our products." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. Oracle has no basis for its claims that many members of PeopleSoft's product development team "will" be joining Oracle at any time, and Oracle fails to disclose that if such PeopleSoft employees do not choose to work for Oracle, its professed plan to integrate "the best features from both product families" will fail.

                  h. Oracle's Ellison also stated on the June 6 call: "[i]t's not easy to move from PeopleSoft 7 to PeopleSoft 8. Just going from PeopleSoft 7 to PeopleSoft 8 is a major, major effort." Ellison went on to claim "It's certainly as easy as going from PeopleSoft 7 to PeopleSoft 8, moving to Oracle products." These statements are false, misleading, and likely to deceive PeopleSoft customers, and omit critical information which Oracle knows is vital to PeopleSoft customers. Oracle has no basis for its claims that it is just as "easy" to switch to a very different Oracle product, with its different platform and user interfaces.


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.
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                  i.    Oracle also stated on the June 6 call: "we're not going
            to push the PeopleSoft customers to move to Oracle . . . . [O]ur intention is to improve and extend the support services to [PeopleSoft's] customers." This statement is false, misleading, and likely to deceive PeopleSoft customers, and omits critical information which Oracle knows is vital to PeopleSoft customers. Oracle has announced that it plans to eliminate the PeopleSoft product line - requiring PeopleSoft's customers to change to some other product - and has offered its software for "free." Indeed, Oracle betrayed its real intent later in the call: "we'll try to figure out how many [PeopleSoft customers] are moving from PeopleSoft 7 to PeopleSoft 8, assess an interest [in] how many want to move to the Oracle E-business suite and how soon."

                  j. In its June 9, 2003, Offer to Purchase (the "Offer to Purchase"), available on Oracle's web-site and filed with the SEC, Oracle reiterated many of the false, misleading, and/or deceptive statements discussed above. Oracle stated that it will be "providing enhanced and extended support for the Company's products, incorporating advanced features from the Company's products into future versions of the Oracle eBusiness Suite, facilitating the migration path for the Company's customers from the Company's products to the Oracle eBusiness Suite . . . ." For the reasons discussed above, these statements are false, misleading, and likely to deceive PeopleSoft customers, and omit critical information which Oracle knows is vital to PeopleSoft customers.

B. THE UNFAIR PRACTICES - INCLUDING ORACLE'S FALSE, MISLEADING AND DECEPTIVE STATEMENTS - ARE AN ILLEGAL ATTEMPT TO MISLEAD PEOPLESOFT CUSTOMERS AND TO INTERFERE WITH PEOPLESOFT'S CUSTOMER RELATIONSHIPS.

      26. Oracle's media blitz about the Tender Offer - ostensibly aimed at PeopleSoft's shareholders but really directed at PeopleSoft's current and potential customers - is an attempt to confuse those customers, and foster a climate of fear, uncertainty and chaos to harm PeopleSoft's business. The uncertainty and volatility caused by these statements - especially those that threaten to eliminate PeopleSoft's products - are meant to hurt PeopleSoft's short-term sales by causing customers to delay buying or upgrading PeopleSoft software - if not to facilitate stealing customers


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.
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from PeopleSoft outright. Forrester Research states: "Oracle has introduced uncertainty in the marketplace, and PeopleSoft has deals it is trying to close by the end of June. . . . This is going to delay buying decisions, and it could impact the company's license revenue." Ted Kempf, an analyst at Gartner Research, said a merger would be a bad thing, from the perspective of PeopleSoft's customers, because "I don't think [Oracle is] interested in developing the products. They just want the support revenue. If you're a diehard PeopleSoft client, you'd have to migrate to Oracle or something else."

      27. Oracle's remarks have not fallen on deaf ears among PeopleSoft's competitors. In a June 6, 2003 email to his employees with the subject line "Too Good To Be True," Siebel Systems, Inc. CEO Tom Siebel stated: "it appears that
Oracle will end-of-life the PeopleSoft product line. . . . I should think that many customers and prospects would find this a matter of some concern." German software maker SAP has stepped into the fray, launching a campaign, including personal contacts and advertising, to woo PeopleSoft's customers frozen in the wake of the statements Oracle has directed at them under the guise of its Tender Offer. SAP's president of global field operations told the Wall Street Journal Europe that SAP sales people began contacting PeopleSoft's customers about its offer - which includes "financial incentives" to switch customers to SAP - on Tuesday, June 10.

      28. Having designed its Tender Offer to be a vehicle packed with misrepresentations and deceptions meant to disrupt PeopleSoft's ongoing business, Oracle immediately commenced a concerted campaign to ensure maximum damage to PeopleSoft's business and wreck PeopleSoft's second quarter financial results. Within minutes after having announced the Tender Offer - in some cases even before - Oracle began communicating directly with PeopleSoft customers. To make sure those customers didn't miss the significance of Oracle's expressed intention to retire PeopleSoft's products - and to cease support for any future enhancements PeopleSoft has planned - Oracle employees have begun calling PeopleSoft's current and prospective customers to deliver the message.

      29. Just as Oracle intended, this campaign of interference already has had an immediate impact on a number of PeopleSoft customers. One customer that had executed a contract to purchase software and services from PeopleSoft only two days before immediately wrote to PeopleSoft and


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requested that PeopleSoft suspend implementation of its contract until after the uncertainty injected by Oracle's Tender Offer had been resolved, describing Ellison's words as "very extreme" and Oracle's actions as "compromis[ing] the future of PeopleSoft and its solutions." Another customer received a copy of Oracle's press release and put final negotiations on a transaction with PeopleSoft on hold. A major customer called off a planned presentation by PeopleSoft due to the "situation between PeopleSoft and Oracle." Another customer advised PeopleSoft that because Oracle had advised that it would be dangerous to purchase PeopleSoft products in light of Oracle's Tender Offer, it would postpone its decision to buy until July 7 - the day Oracle's Tender Offer is supposed to expire.

      30. As Oracle intended, industry analysts also are advising against doing business with PeopleSoft until the fate of the company is clear. Gartner, Inc. notes that PeopleSoft "will feel a short-term negative impact on revenue as customers delay purchase and upgrade decisions," and advises its clients that "[i]f you're considering a purchase of J.D. Edwards or PeopleSoft products, don't sign a deal until it becomes clear whether Oracle's plans to acquire PeopleSoft are serious." Gartner goes on to advise that "PeopleSoft customers will face significant long-term disruption as they feel pressure to migrate to
Oracle applications and infrastructure or to find alternatives. . . . Those that recently decided to upgrade to v.8 should reconsider . . . ." Although
PeopleSoft vigorously objects to such analyst recommendations, these developments all are traceable to Oracle's deliberate actions to target the PeopleSoft customer base. On June 10, 2003, quoting Gina Smith, a technology commentator who co-founded San Francisco's New Internet Computer Co. with Oracle CEO Larry Ellison in 1999 and led it until last year, the San Francisco
Chronicle reported: "[Ellison has] put the company on hold . . . . Any customer who wants to buy a PeopleSoft account now has to wait. It was a shrewd move." The newspaper concluded that "[w]ith three weeks left to go in the second quarter, that could wallop" PeopleSoft's bottom line.

      31. Other industry analysts reporting on Oracle's Tender Offer are fueling the market perception that Oracle's illegal efforts are having an adverse impact on customer relations. On June 7, 2003, Fred A. Hood, a J.D. Edwards customer, told the New York Times that: "If I were a PeopleSoft customer, I'd be a tad nervous." Hood also stated that he understood the benefits of the


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

merger of PeopleSoft and J.D. Edwards because it would expand the product line, but that Oracle's acquisition of PeopleSoft would result in fewer products rather than more for customers. Silicon.com reports: "If you have [PeopleSoft] 8 or are in the middle of installing it, you've just lost another option. And you know that you're going to face another migration soon - with less choice." Said the Butler Group's Mike Thompson, "Oracle is just wiping out the opposition. . . .. [Oracle] has no plans to sell [PeopleSoft software] and no plans to integrate
it. . . . If there's good technology, they'll pinch it. It's just a wipe-out. .
.. . This just reduces end-user choice - and that is not a good thing." It is in line with an "Oracle only" strategy, as described by Forrester Research:
"Oracle's vision requires using Oracle as the single application and database platform."

C. THE UNFAIR PRACTICES - INCLUDING ORACLE'S FALSE, MISLEADING AND DECEPTIVE STATEMENTS - ALSO ARE DESIGNED TO INTERFERE WITH PEOPLESOFT'S MERGER AGREEMENT WITH J.D. EDWARDS.

      32. Oracle has announced that it intends to complete the Tender Offer by July 2003 - two to three months before PeopleSoft otherwise might complete its purchase of J.D. Edwards. The pending combination of PeopleSoft and J.D. Edwards is seen by Oracle as a competitive threat, and Oracle's move is a desperate ploy to interfere with the merger agreement. A June 9, 2003, Wall Street Journal article quoted Oracle CEO Larry Ellison as admitting that Oracle's Tender Offer was planned long ago as a reaction to a possible PeopleSoft-J.D. Edwards transaction:

            One contingency plan [developed by Oracle] covered the possibility of PeopleSoft's buying J.D. Edwards & Co., a Denver company that Oracle had also evaluated as an acquisition candidate, Mr. Ellison says. When PeopleSoft last Monday announced an agreement to buy J.D. Edwards, for stock currently worth $2 billion . . . , Mr. Ellison set those plans in motion. "Now would be the time to launch on PSFT," a reference to PeopleSoft's stock symbol, Oracle Executive Vice President Safra Catz wrote Mr. Ellison in an e-mail within minutes of PeopleSoft's announcement, Mr. Ellison says. His return e-mail: "Just what I was thinking."

      33. The article quotes internal Oracle emails planning the launch of a tender offer in the event that PeopleSoft announces a deal with J.D. Edwards. In Ellison's colorful words, "We've got this war game in a box. This has all been pre-scripted."

      34. In a document Oracle filed with the SEC on June 6, 2003, Oracle stated: "Our Offer will be for the acquisition of PeopleSoft. Once we complete the acquisition of PeopleSoft, we will review whether, and on what terms, Oracle would support the J.D. Edwards transaction. . . . We


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

believe that our cash offer to acquire PeopleSoft is superior to their current alternatives and also involves substantially less risk for PeopleSoft's stockholders than the proposed transaction with J.D. Edwards." Thus, a motive for the Tender Offer is crystal clear - to prevent the PeopleSoft-J.D. Edwards combination that Oracle obviously fears.

      35. AMR Research issued an "Alert" to its clients on June 6 in which it advised them: "Oracle CEO and Chairman Larry Ellison is hoping stockholders might be frightened into taking a less lucrative deal, characterizing PeopleSoft and J.D. Edwards as `very distressed.' . . . This [offer] is clearly a reaction to the J.D. Edwards acquisition and is an effort to either kill the deal or wound PeopleSoft and hurt it competitively in the short to mid-term." Gartner, Inc. agrees, telling its clients that "Oracle is attempting to disrupt PeopleSoft's planned acquisition of J.D. Edwards," and concluding that "[d]amage has already been done."

      36. The front page of the June 7, 2003, San Jose Mercury News stated that Oracle is trying to scuttle PeopleSoft's deal with J.D. Edwards, because that deal "threatens Oracle's hopes for a bigger toehold in business-operations software." Joshua Greenbaum of Enterprise Applications Consulting opined that the Tender Offer is "as much a blocking maneuver [aimed at the J.D. Edwards deal] as it is a personal attempt not to lose influence and market share in the enterprise software market."

      37. Other commentators agree that Oracle also intends for its media campaign to cast doubt on the J.D. Edwards acquisition. According to JMP Securities analyst Patrick Walravens, the Tender Offer was a "clever move by
Larry Ellison . . . . [I]f he doesn't get it [the tender offer], he just created significant doubt in the buyers of software about the longevity of PeopleSoft and J.D. Edwards." AMR Research agrees with this assessment, telling its clients that even if the Tender Offer "doesn't work, Oracle will have disrupted PeopleSoft plans to buy J.D. Edwards and stolen much of the media and investor attention."

      38.   Jim Shepherd, an analyst at AMR Research in Boston, put it this way:
"Oracle wins either way. . . . Either they get PeopleSoft, or they've managed to mess up the PeopleSoft-J.D. Edwards deal, and steal their press and enthusiasm." James Mendelson of SoundView Technology concurs: "If Oracle can buy PeopleSoft at a reasonable price, they substantially increase their market


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

share and eliminate a competitor. If Oracle is unsuccessful, the bid in any event heightens the perception that PeopleSoft is in trouble and creates further confusion among customers/prospects in the wake of PeopleSoft's pending deal for J.D. Edwards."

D. THE TENDER OFFER AND THE ACCOMPANYING ILLEGAL PRACTICES ARE DESIGNED ONLY TO DISRUPT.

      39. The Tender Offer is a classic "lowball" offer, and the Board of Directors now has recommended to PeopleSoft shareholders that it be rejected. Industry analysts agree that the Tender Offer makes no rational business sense for Oracle. Says analyst Rob Tholemeier of Ramberg, Whalen research: "It just doesn't make sense for Oracle to do this deal right now. It just creates a huge mess. . . . If you wanted to raise hell, this is one way to do it." Indeed, analysts agree that if Oracle is serious, it will have to increase its bid by a significant premium. The 18% spike in the market price for PeopleSoft stock is an indication that investors believe the stock is worth vastly more than what Oracle has offered - and, indeed, the $16 per share offer is approximately $0.50 below PeopleSoft's 30-day trading high. The market price of PeopleSoft's stock has been trading between $15 and $21 since the beginning of 2003. Indeed, the Oracle offer is more than 11% below PeopleSoft's June 6 price. These facts caused the San Francisco Chronicle to conclude that Oracle's Tender Offer is indeed a "low-ball bid."

      40. The Wall Street Journal reported on June 10, 2003, that "Oracle's $16 bid represents just a 6% premium to PeopleSoft's stock price last Thursday and is 2.4% below where the stock traded just a week earlier. `Certainly, you would normally expect to see a bigger premium,' says John Healy, chairman of the mergers practice at New York law firm Clifford Chance, which isn't involved in the PeopleSoft situation. `Even in the tougher environment we're operating in now, you want to be comfortably north of 20%.'" The article went on to note that "[a]mong all friendly and hostile deals seen so far this year, buyers paid an average 37% premium to the target's share price, according to Dealogic Inc., which tracks merger data."

      41. According to CBS Marketwatch, "Many viewed Oracle's $16-a-share offer as `opportunistic' and quite low for PeopleSoft, a provider of software that combines back-office applications and databases for companies." Kimberly Caughey of Parker/Hunter Inc. commented,


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

"It's a very low bid. This is the first shot over the bow." AMR Research advised its clients that "Oracle will have to shoot the price up to around $25 per share to make it worthwhile to stockholders."

      42. "At these prices, this (Oracle's offer) is a take-under," stated First Albany analyst Mark Murphy. "It would surprise me if PeopleSoft would sell unless the offer gets better." The Yankee Group's Dominy commented that Oracle's offer, for a 5% premium on PeopleSoft's share price, is an "insult."

                                   V. CLAIMS

                             FIRST CAUSE OF ACTION

       (VIOLATIONS OF BUSINESS AND PROFESSIONS CODE SECTION 17500 ET SEQ.
                            AGAINST ALL DEFENDANTS)

      43. Plaintiff incorporates by reference paragraphs 1 through 42 above, and reasserts those allegations as if set forth in full herein.

      44. Beginning at an exact date unknown to PeopleSoft but at least since June 6, 2003, Defendants have committed acts of untrue and misleading advertising, as defined by Business and Professions Code Section 17500 et seq., by knowingly engaging in the followinG acts and practices with intent to induce members of the public, including PeopleSoft's current and prospective customers, to purchase software applications and/or other products from Oracle.

      45. As detailed above, Defendants have, in advertisements as that term is defined by statute, issued falsehoods, deceptions, misstatements and/or have omitted relevant and important information about their statements, on Oracle's website, in Oracle's filings with the SEC and elsewhere. The advertisements mischaracterized: (i) PeopleSoft's products, and the ease or difficulty with which Oracle contends they are upgradable; (ii) its plans and capability to provide support to PeopleSoft's customers; and (iii) the cost to PeopleSoft customers of its plan to migrate them to Oracle. In addition, Oracle has made explicit, false, misleading, incomplete and deceptive disparaging comparisons between its own products and services and PeopleSoft's, which are designed to steal PeopleSoft's customers, and are likely to deceive the public and those targeted customers.


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

      46. These acts of untrue and misleading advertising by Defendants are likely to mislead, and present a continuing threat to, members of the public and PeopleSoft's customers - the targets of the advertisements - in that such persons may be induced to terminate or delay software contracts and upgrades with PeopleSoft, breach contracts with PeopleSoft, enter into contracts with Oracle, or otherwise migrate to the Oracle platform, in reliance on disparaging, false, misleading, deceptive, and incomplete information.

      47. PeopleSoft seeks injunctive relief and restitution against Defendants. Such relief is appropriate under these circumstances.

                             SECOND CAUSE OF ACTION

  (INTENTIONAL INTERFERENCE WITH CONTRACTUAL RELATIONS AGAINST ALL DEFENDANTS

      48. Plaintiff incorporates by reference paragraphs 1 through 47 above, and reasserts those allegations as if set forth in full herein.

      49. PeopleSoft has contractual relationships with its existing enterprise software customers. On information and belief, Defendants were aware of the contractual relationships between PeopleSoft and its existing enterprise software customers.

      50. On information and belief, Plaintiff alleges that Defendants have engaged in a concerted campaign to disrupt PeopleSoft's existing customer relationships, and have tortiously and intentionally interfered with and have taken action designed to disrupt and induce breaches of, PeopleSoft's contractual relationships with, existing customers. Among other acts, Defendants have threatened to terminate PeopleSoft's products, placing any customer's decision to purchase or upgrade such products in serious jeopardy. Defendants have engaged in a concerted campaign to use the existence of its Tender Offer to coerce PeopleSoft's customers into canceling or postponing orders for new and/or upgraded PeopleSoft products.

      51. As a result of Defendants' actions, PeopleSoft's contractual relationships with its existing enterprise software customers have been actually disrupted.

      52. As a proximate result of Defendants' conduct, PeopleSoft has been and will continue to be injured in its business because of Defendants' past and anticipated actions. PeopleSoft is thus entitled to injunctive relief and to recover damages for the injuries it has suffered.


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

                             THIRD CAUSE OF ACTION

                      (TRADE LIBEL AGAINST ALL DEFENDANTS)

      53. Plaintiff incorporates by reference paragraphs 1 through 52 above, and reasserts those allegations as if set forth in full herein.

      54. As detailed herein, Defendants have publicly disparaged PeopleSoft's products and services, and have issued falsehoods, deceptions, misstatements and/or have omitted relevant and important information about their statements, on Oracle's website, in Oracle's filings with the SEC and elsewhere; in addition, such statements have been republished in countless analyst reports and newspaper articles. The statements disparaged the quality of PeopleSoft's products and services, and the ease or difficulty with which Oracle contends they are upgradable. In addition, Oracle has made explicit, false, misleading, incomplete and deceptive disparaging comparisons between its own products and services and PeopleSoft's, which are designed to steal PeopleSoft's customers, and are likely to deceive the public and those targeted customers.

      55. At the time such statements were published, Oracle was aware, or should have been aware, of the likelihood that such false and disparaging statements would cause pecuniary harm to PeopleSoft. Oracle's statements, as published by Oracle's executives and other Oracle employees as detailed herein, were false and misleading when made, and on information and belief, Oracle either knew such statements were false when made or acted in reckless disregard of the truth or falsity of those statements.

      56. Defendants intended that the publication of these disparaging statements regarding PeopleSoft's products and services would result in pecuniary harm to PeopleSoft and its business.

      57. Defendants' false and disparaging statements about PeopleSoft's products and services have caused pecuniary harm to PeopleSoft, in an amount of damages to be proven at trial.

                             FOURTH CAUSE OF ACTION

     (INTENTIONAL INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE AGAINST
                                ALL DEFENDANTS)

      58. Plaintiff incorporates by reference paragraphs 1 through 57 above, and reasserts those allegations as if set forth in full herein.


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

      59. PeopleSoft had an advantageous prospective economic relationship with both its current and prospective customers. On information and belief, Defendants were aware of these prospective economic relationships, and absent Defendants' tortious interference, these economic relationships likely would have resulted in future economic benefit to PeopleSoft.

      60. On information and belief, Plaintiff alleges that Defendants have engaged in a concerted campaign to disrupt PeopleSoft's prospective economic advantage, and have tortiously and intentionally interfered with and have taken action to disrupt PeopleSoft's prospective economic relationships with its current and prospective customers, for an improper purpose and by improper means. At least one prospective customer of PeopleSoft, who was scheduled to sign a contract with PeopleSoft for the purchase of its products on Monday, June 9, 2003, has notified the company that in light of the Tender Offer it intends to delay its decision to become a PeopleSoft customer until the fate of the company is clarified. Another current customer, who had been negotiating the license of additional products, has decided to heed the advice from Oracle that in light of Oracle's intention to terminate PeopleSoft's product plans, it is too dangerous to proceed, at least not until Oracle's tender offer is resolved. Defendants have threatened to terminate PeopleSoft's products, placing any customer's decision to purchase or upgrade such products in serious jeopardy. Defendants have engaged in a concerted campaign to use its Tender Offer to coerce PeopleSoft's prospective customers into delaying orders for new and/or upgraded PeopleSoft products.

      61. As a result of Defendants' actions, PeopleSoft's relationships with its current and prospective customers have been actually disrupted. Aside from the fact of interference itself, Defendants' conduct was independently wrongful in that it constituted: (i) deceptive advertising as described herein; (ii) trade libel and product disparagement as described herein; (iii) fraud and deceit as described herein; (iv) a concerted campaign to damage PeopleSoft's current and future business as described herein; (v) intentional interference with PeopleSoft's current customers' contracts as described herein; and (vi) violation of California Business & Professions Code Section 17200 as described herein.


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

      62. As a proximate result of Defendants' conduct, PeopleSoft has been and will continue to be injured in its business because of Defendants' past and anticipated actions. PeopleSoft is thus entitled to injunctive relief and to recover damages for the injuries it has suffered.

                             FIFTH CAUSE OF ACTION

      (NEGLIGENT INTERFERENCE WITH PROSPECTIVE ECONOMIC ADVANTAGE AGAINST
                                ALL DEFENDANTS)

      63. Plaintiff incorporates by reference paragraphs 1 through 62 above, and reasserts those allegations as if set forth in full here.

      64. PeopleSoft had an advantageous prospective economic relationship with both its current and prospective customers. On information and belief, Defendants were aware of these prospective economic relationships, and absent Defendants' tortious interference, these economic relationships likely would have resulted in future economic benefit to PeopleSoft.

      65. On information and belief, Plaintiff alleges that Defendants have engaged in a concerted campaign to disrupt PeopleSoft's prospective economic advantage, and have tortiously and recklessly interfered with and have taken action to disrupt PeopleSoft's prospective economic relationships with its current and prospective customers, for an improper purpose and by improper means. Defendants have threatened to terminate PeopleSoft's products, placing customers' decisions to purchase or upgrade such products in serious jeopardy. Defendants have engaged in a concerted campaign to use its Tender Offer to coerce PeopleSoft's prospective customers into delaying orders for new and/or upgraded PeopleSoft products.

      66. It was reasonably foreseeable that Defendants' wrongful conduct would interfere with or disrupt PeopleSoft's economic relationships if Defendants failed to exercise due care in communicating with PeopleSoft's current and prospective customers. As described herein, Defendants' wrongful, reckless and negligent conduct was a failure to exercise such due care.

      67. PeopleSoft's economic relationships have actually been disrupted by Defendants' wrongful conduct and PeopleSoft has been damaged by this conduct. At least one prospective customer of PeopleSoft, who was scheduled to sign a contract with PeopleSoft for the purchase of its products on Monday, June 9, 2003, has notified the company that in light of the Tender Offer it intends to delay its decision to become a PeopleSoft customer until the fate of the company is


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

clarified. Another current customer, who had been negotiating the license of additional products, has decided to heed the advice from Oracle that in light of Oracle's intention terminate PeopleSoft's product plans, it is too dangerous to proceed, at least not until Oracle's Tender Offer is resolved.

                             SIXTH CAUSE OF ACTION

   (VIOLATIONS OF BUSINESS AND PROFESSIONS CODE SECTION 17200 ET SEQ. AGAINST
                                ALL DEFENDANTS)

      68. Plaintiff incorporates by reference paragraphs 1 through 67 above, and reasserts those allegations as if set forth in full here.

      69. Plaintiff is suing both in its individual capacity and on behalf of the public and seeks relief against Defendants Oracle and Pepper for unfair competition and business practices pursuant to California Business & Professions Code Section 17200 et seq.

      70. On information and belief, Oracle's intent in announcing this Tender Offer was to interfere with PeopleSoft's existing contracts and with its prospective economic advantage.

      71.   On information and belief, Oracle's motives were at least twofold:

            (A) Oracle was fully aware of the agreement and prospective economic relationship between PeopleSoft and J.D. Edwards at the time Oracle announced its Tender Offer. On information and belief, Oracle announced the tender offer with the intent of introducing uncertainty into the deal struck between PeopleSoft and J.D. Edwards and in an attempt to sabotage that transaction, and preventing PeopleSoft from becoming an even stronger competitor. Oracle hopes that this uncertainty will result in the cancellation of the existing agreement between PeopleSoft and J.D. Edwards and the disruption of the prospective economic relationship between those two companies.

            (B) Oracle was fully aware of the fact that PeopleSoft has both existing and prospective enterprise software customers, and that PeopleSoft enters into a contractual relationship with each customer purchasing a PeopleSoft product. On information and belief, Oracle announced the tender offer with the intent of introducing uncertainty in the minds of PeopleSoft's current and prospective customers regarding the continued viability and existence of PeopleSoft products. Oracle hopes that the introduction of this uncertainty will result in a diminution of PeopleSoft's existing and prospective customer bases.


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

      72. These acts and practices will be injurious to PeopleSoft and its customers, and consequently constitute unfair business acts or practices within the meaning of Section 17200.

      73. Additionally, Oracle's conduct, as described above, constitutes a violation of California Civil Code Sections 1709 and 1710, prohibiting fraud and deceit, and thus constitutes unlawful acts or practices within the meaning of and proscribed by Section 17200. Among these acts are Oracle's public statements that: (i) PeopleSoft's proposed acquisition of J.D. Edwards is "a very risky merger"; (ii) the migration of PeopleSoft's customers from its version 7 to version 8 is "a major, major effort"; and (iii) the migration of PeopleSoft customers to Oracle software will be "easy"; are false, misleading, deceptive, and/or omit important information, and were made willfully, with the intent to induce PeopleSoft's shareholders to alter their position to their own detriment, injury and risk. Oracle's statements are false and, on information and belief, Oracle did not believe such statements to be true and/or knew there was no reasonable ground for believing them to be true at the time such statements were made.

      74. The true facts, as reported by Computerworld and numerous other industry publications, are that Oracle has a poor track record in managing its own product upgrades, Oracle has received frequent complaints from its own customers "about the quality of the company's application updates and its technical support," any migration from a PeopleSoft product customized for any particular PeopleSoft customer - as most are - would not be "easy." For example, Ellison admitted that Oracle bungled the transition to its own 11i suite applications product just last year, admitting to the Wall Street Journal that it is a complex product and that Oracle failed to discover all the bugs while testing it. Said Ellison, "Mea culpa. It's true." As a result, Oracle and Ellison were sued by their own stockholders for misleading investors concerning the difficulties associated with Oracle's own product upgrades. Moreover, for the substantial numbers of PeopleSoft customers who use PeopleSoft applications with non-Oracle databases, migration to Oracle applications would be particularly difficult and enormously expensive. As analyst Forrester Research states, the "Oracle migration process . . . could be nightmarish."

      75. The unfair, unlawful and fraudulent business practices, as described above, present a continuing threat to PeopleSoft and members of the general public, and will harm competition.


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

      76. These acts and practices, as described in the preceding paragraphs, violate California Business & Professions Code Section 17200 because the harm to PeopleSoft and California's consumers outweighs the utility of the Oracle's practices and, consequently, constitute unfair business acts or practices within the meaning of Section 17200.

                             VI. PRAYER FOR RELIEF

      PeopleSoft prays as follows:

      1. For injunctive relief, as necessary to prevent continuing harm to Plaintiff, enjoining Oracle and its officers, directors, agents, servants and assigns, and all those acting in concert with them from:

            a.    Proceeding with the Tender Offer;

            b. Making any written, oral or electronic communication with any person or entity known or believed to be an existing PeopleSoft customer, with respect to any aspect of: (1) the proposed tender offer for PeopleSoft shares by Oracle; (2) the impact of the tender offer on PeopleSoft or its customers or products; (3) the plans, if any, for Oracle to support any PeopleSoft products or platforms if the tender offer is successful; (4) the plans, if any, for Oracle to migrate PeopleSoft customers to any Oracle products or platforms if the tender offer is successful; (5) the merits of PeopleSoft's proposed acquisition of J.D. Edwards; (6) PeopleSoft's ability to continue as a stand-alone company in the absence of a successful tender offer; or (7) PeopleSoft's current business and/or financial condition;

            c. Transmitting documents or information summarizing the proposed tender offer, or any of its terms, to any existing PeopleSoft customers, including any summaries of the tender offer, "frequently asked questions" or the like;

            d. Referring existing PeopleSoft customers to information about the proposed tender offer, or any of its terms, that are posted on any Oracle or third-party website;

            e. Soliciting existing PeopleSoft customers to terminate or alter their business relationship with PeopleSoft in light of the proposed tender offer;


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.

            f. Offering any promise of technical or product support or other economic inducements to existing PeopleSoft customers to modify their contractual or business relationships with PeopleSoft;

            g. Otherwise interfering with existing PeopleSoft customer relationships.

      2. For damages, including lost profits and other incidental and consequential damages according to proof at trial;

      3.    For punitive damages according to proof at trial;

      4.    For costs, expenses, and reasonable attorneys' fees;

      5.    For prejudgment interest; and

      6. For such other and further relief as the Court deems just and proper.

DATED: June 13, 2003

                                   GIBSON, DUNN & CRUTCHER LLP


                                   By:  /s/ Timothy K. Roake
                                        ________________________________________
                                                    Timothy K. Roake
                                        Attorneys for Plaintiff PEOPLESOFT, INC.


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                    COMPLAINT OF PLAINTIFF PEOPLESOFT, INC.